Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a description of the capital stock of Sky Harbour Group Corporation (“Sky Harbour,” the “Company,” “we,” “us,” and “our”) and certain provisions of our second amended and restated certificate of incorporation (the “Certificate of Incorporation”), our bylaws (the “Bylaws”) and the General Corporation Law of the State of Delaware (the “DGCL”), as well as the terms of our warrants held by the public (the “Public Warrants”) and warrants originally issued to BOC Yellowstone LLC in a private placement (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”). This description is summarized from, and qualified in its entirety by reference to, our Certificate of Incorporation and Bylaws, the warrant agreement, dated as of October 21, 2020 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, and the applicable provisions of the DGCL. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC), of which this Exhibit 4.4 is a part.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 260,000,000 shares of the Company, consisting of 200,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 50,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”) and 10,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). As of March 18, 2024, there were 24,375,122 shares of Class A Common Stock, 42,046,356 shares of Class B Common Stock and no shares of Preferred Stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting Power

Pursuant to the Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Dividends

The holders of Class A Common Stock are entitled to receive dividends, as and if declared by the Board out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock. The holders of Class B Common Stock do not have any right to receive dividends other than stock dividends consisting of shares of Class B Common Stock, as applicable, in each case paid proportionally with respect to each outstanding share of Class B Common Stock.

Liquidation or Dissolution

Upon the Company’s liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those of the Company’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Other than their par value, the holders of Class B Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

Conversion, Transferability and Exchange

Subject to the terms of the third amended and restated operating agreement of Sky Harbour LLC (“Sky”), the members of Sky (other than the Company) may from time to time cause Sky to redeem any or all of their common units of Sky (the “Sky Common Units”) in exchange for shares of Class A Common Stock (the “Existing Sky Equityholder Share Settlement”). At the Company’s election, such transaction may be effectuated via a direct exchange of Class A Common Stock by the Company for the redeemed Sky Common Units (an “Existing Sky Equityholder Direct Exchange”).

The Certificate of Incorporation provides that if a holder of Class B Common Stock exercises either the Existing Sky Equityholder Share Settlement or Existing Sky Equityholder Direct Exchange, then the number of shares of Class B Common Stock held by such holder equal to the number of Sky Common Units so redeemed or exchanged will automatically be cancelled by the Company for no consideration.

The Company may not issue Class B Common Stock such that after the issuance of Class B Common Stock, the holder of such stock does not hold an identical number of Sky Common Units.

Other Provisions

None of the Class A Common Stock or Class B Common Stock has any pre-emptive or other subscription rights.

Preferred Stock

The Certificate of Incorporation authorizes the Company to issue up to 10,000,000 shares of Preferred Stock. The Board is authorized, subject to limitations prescribed by Delaware law and the Certificate of Incorporation, to determine the terms and conditions of the Preferred Stock, including whether the shares of Preferred Stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Board is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock and Class B Common Stock, which could have a negative impact on the market price of the Class A Common Stock. The Company has no current plan to issue any shares of Preferred Stock.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the Business Combination. Pursuant to the Warrant Agreement, a holder of Public Warrants may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Public Warrants will expire five years after the closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Warrant will be exercisable and the Company will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant.

The Company agreed to file as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, and to use its best efforts to file with the SEC a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. Pursuant to such obligation, the Company filed a registration statement on Form S-1 that was declared effective by the SEC on May 5, 2022, as amended by Post-Effective Amendment No. 2 to Form S-1 on Form S-3 that was declared effective by the SEC on May 12, 2023. Under the Warrant Agreement, the Company is required to use commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, Warrant holders may, during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In no event will the Company be required to net cash settle any Warrant. For so long as a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants remains effective, the Warrants are exercisable and holders of the Warrant are able to provide their instructions to their broker-dealers (DTC participants) to exercise such Warrants as provided in the Warrant Agreement.

Redemption of Public Warrants for Cash

Once the Public Warrants become exercisable, under certain conditions, the Company may call the Public Warrants for redemption:

●	In whole and not in part;

●	At a price of $0.01 per Public Warrant;

●	Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and

●

If, and only if, the last reported the sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of Class A Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The Company has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrants prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued. The Private Placement Warrants may only be redeemed for cash after they are transferred by the Sponsor to a third party other than a permitted transferee.

Redemption of Warrants for Class A Common Stock

Commencing 90 days after the Warrants become exercisable, we may redeem the outstanding Warrants:

●	in whole and not in part;

●

at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a Warrant holder will receive upon redemption by the Company pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth in the first three paragraphs under the heading “Anti-dilution adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042

The “fair market value” of our Class A Common Stock shall mean the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of the share of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 60 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.281 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.29845 shares of Class A Common Stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e., the trading price of shares of Class A Common Stock is below the exercise price of the Warrants) and about to expire.

This redemption feature differs from the typical Warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants (other than the Private Placement Warrants) to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the Warrants having to reach the $18.00 per share threshold set forth above under “-Redemption of Warrants for cash.” Holders of the Warrants will, in effect, receive a number of shares representing fair value for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants, in this case, for Class A Common Stock, and therefore have certainty as to (a) our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Warrants and available to us, and also provides a ceiling to the theoretical value of the Warrants as it locks in the “redemption prices” we would pay to Warrant holders if we chose to redeem Warrants in this manner. We will effectively be required to pay fair value to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay fair value to the Warrant holders. In particular, it would allow us to quickly redeem the Warrants for Class A Common Stock, without having to negotiate a redemption price with the Warrant holders. In addition, the Warrant holders will have the ability to exercise the Warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with fair value (in the form of Class A Common Stock). If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If the Company calls the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of its Warrants. If the Company’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. The Company believes this feature is an attractive option to it if the Company does not need the cash from the exercise of the Warrants after the closing of the Business Combination. If the Company calls its Warrants for redemption and the Company’s management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends (initially defined as up to $0.10 per share in a 365 day period), (iii) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the closing of the Business Combination, or (iv) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend the Certificate of Incorporation with respect to any provision relating to stockholders’ rights, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants for all other modifications or amendments to the Warrant Agreement; provided that if an amendment adversely affects the Private Placement Warrants in a different manner than the Public Warrants or vice versa, then the vote or written consent of the registered holders of 65% of the Public Warrants and 65% of the Private Placement Warrants, voting as separate classes, is required.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until the earlier of (a) January 25, 2023 and (b) if the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing on or after June 24, 2022 (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with Sponsor). Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

Certain Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws

The provisions of the Certificate of Incorporation and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

The Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders. The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and Bylaws also provide that, subject to any special rights of the holders of any series of Preferred Stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by or at the direction of the Board.

Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record both at the time of giving the timely written notice required by the Certificate of Incorporation and at the time of the meeting, who is entitled to vote at the meeting and who has given the Company’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. The Company’s authorized but unissued shares of common stock and Preferred Stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of Sky Common Units and employee benefit plans. The existence of authorized but unissued shares of common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. The Certificate of Incorporation provide that the Company is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, the Company is not subject to any anti-takeover effects of Section 203.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the closing of the Business Combination, the Company ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, Warrant Agent and registrar for our Common Stock and Warrants is Continental Stock Transfer & Trust Company.

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Listing of Securities

Our Class A Common Stock and Public Warrants are listed on the NYSE American under the symbols “SKYH” and “SKYH WS,” respectively.